Exhibit 10.10

February 25, 2011

Mr. Jeffrey L. Darby

101 Thatcher Court

North Wales, PA 19454

Re: Revised Letter: Sr. Vice President- Sales

Dear Jeff,

On behalf of Dorman Products, Inc. it is with great pleasure that I extend this promotional opportunity to you. Please know that this opportunity is contingent upon your execution of the enclosed non-competition and confidentiality agreement. As previously discussed, below are the significant aspects of the offer.

1.	Title

Your official title will be Sr. Vice President- Sales. As Sr. Vice President-Sales, our employment is “at will”. This is the same relationship that all employees have with the Company.

2.	Reporting Relationship

You will report directly to Matt Barton, Co-President.

3.	Compensation

Your salary will be $9423.08 bi-weekly ($245,000.00 on an annual basis). By accepting your expanded role as Sr. Vice President- Sales, you can confirm and ratify the Agreement relating to Non- Competition and Confidentiality of Company or Customer Information dated November 2, 1998, as amended on September 18, 2006 (your “Non-Compete Agreement”).

4.	Benefits

Will continue uninterrupted during the course of your employment in accordance with and subject to Company policy.

5.	Bonus

Your annual bonus will be based upon the Company’s consolidated pre-tax income before executive and senior vice president bonus expense and before unusual items (“Adjusted Pre-tax Income”). Your bonus will be computed by multiplying your then current annual base salary by the Annual Bonus

NEW PRODUCTS. NEW SOLUTIONS. NEW OPPORTUNITIES.

3400 East Walnut Street • Colmar, PA 18915-1800 • Phone: 215-997-1800 • Fax: 215-997-8577

Mr. Jeffrey L. Darby

(Cont’d)

Percentage with a maximum payout of 100% of your then-current base salary. The Annual Bonus Percentage is equal to two times the percentage growth in Adjusted Pre-tax Income for the applicable year. For purposes of your bonus calculations, “unusual items” include all non-recurring items general excluded from Earnings Per Share and EBITDA by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, litigations charges or recoveries and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable. Your bonus will be paid during the course of your employment in accordance with and subject to Company policy.

6.	Restricted Stock

The Company will grant you, in accordance with and subject to the terms of the Company’s 2008 Stock Option and Stock Incentive Plan, 5,000 shares of restricted stock to vest at a rate of 20% over 5 years beginning on the first anniversary of the date of the grant.

7.	Separation Agreement

Should Dorman Products terminate your employment for reasons outside your control, we agree to pay you, on a monthly basis, the equivalent of 50% of your then current base pay for a 12 month period of time. For the avoidance of doubt, termination for events “outside your control” would include termination resulting from business down-turn or other circumstances unrelated to your performance or conduct. Events not “outside your control”, however, would include poor job performance or your failure to comply with Company’s directives, policies and procedures.

Dorman Products may, upon written notice to you, release you from your non-compete obligation under Section 4 of your Non-Compete Agreement in which case the post-termination monthly pay set forth in this paragraph 4 will cease

8.	Start Date

Your official start date will be on February 14, 2011

NEW PRODUCTS. NEW SOLUTIONS. NEW OPPORTUNITIES.

3400 East Walnut Street • Colmar, PA 18915-1800 • Phone: 215-997-1800 • Fax: 215-997-8577

Mr. Jeffrey L. Darby

(Cont’d)

9.	Confidentiality

You will not disclose the contents of Sections 3 through 6 of this letter, either directly or indirectly, to any other employee agent, or representative of Dorman Products without the expressed written permission of our immediate manager.

Jeff, we want to congratulate you on the contributions you have made to Dorman Products and wish you continued success in your career with our organization.

Sincerely,

/s/Penny C. Boyer

Penny C. Boyer

Vice President

Human Resources

Enclosures

NEW PRODUCTS. NEW SOLUTIONS. NEW OPPORTUNITIES.

3400 East Walnut Street • Colmar, PA 18915-1800 • Phone: 215-997-1800 • Fax: 215-997-8577